EXHIBIT 99.1

Public Relations Contacts:	Investor Relations Contact:
John Fread	Mike Yonker
InFocus Corporation	InFocus Corporation
503.685.8170	503.685.8603
john.fread@infocus.com	mike.yonker@infocus.com

Julie Brown
Edelman
503.471-6805
julie.brown@edelman.com

InFocus and TCL Announce 50-50 Joint Venture

Strategic Alliance Created for Global Expansion and Leadership in Digital Projection

Wilsonville, Ore., December 14, 2004 –InFocus® (Nasdaq: INFS), a worldwide leader in digital projection technology and services, and TCL Corporation, a leading multimedia consumer electronic products company in China, and through its joint venture with Thomson is the world’s largest manufacturer of televisions, today announced the signing of a definitive agreement to form a 50-50 owned joint venture named South Mountain Technologies (SMT) for the development, manufacturing and sales of rear and front-projection engines and projectors.  Each of the parties has committed to invest $10M in the joint venture for a total of $20M, to be invested over the course of 2005.  Initially, each of the parties will expend up to $1.5M to cover start up organizational expenses pending approval of the transaction by Chinese governmental authorities.

The new company will integrate the low-cost, high-quality manufacturing capabilities of TCL with the innovative technology leadership of InFocus in digital projection product design.  SMT will leverage InFocus’ extensive experience with imaging devices utilizing multiple technologies for rear projection and front projection engines to provide the best price performance solutions to customers around the world.  Established as an affiliate Original Equipment Manufacturer (OEM) company, SMT will manufacture and sell projection solutions to the parent companies and other brand operators in both China and the broader global markets.

Manufacturing of product will commence upon approval of the joint venture formation by the Chinese authorities, such approval is anticipated to be received within 3 to 4 months.  SMT plans to begin shipping rear projection engines for sale in the second quarter of 2005.

The 50–50 joint venture will consist of an offshore parent holding company with three wholly owned subsidiaries; a manufacturing research and development subsidiary in Shenzhen, China, and research and development centers in the U.S. and Norway.

“By forming a joint venture between two industry leaders such as InFocus and TCL, we are creating a design and production powerhouse capable of manufacturing the world’s most innovative, lowest cost projection products, while significantly reducing our costs in delivering Big Picture solutions to businesses, schools and homes,” said Kyle Ranson, President and CEO of InFocus Corporation. “SMT is the next phase in the evolution of our offshore manufacturing strategy as we take advantage of TCL’s economies of scale and low-cost manufacturing expertise to license our technology to a broader market space through an affiliated OEM manufacturer.”

Commenting on the partnership, Robert Hu, Senior Vice President of TCL Corporation and President of TCL Components Strategic Business Unit said, “We are very excited about our strategic alliance with InFocus.  The joint venture is a key element of a major initiative in our global business expansion into digital video products, by providing us leading edge optical engine and projection designs from InFocus for our Thomson, RCA and TCL brands.”

South Mountain Technologies (SMT), headquartered in Shenzhen, China, will develop products with engineering teams seeded from InFocus in the United States and Norway, and TCL in China.  SMT will leverage the local expertise of each engineering site to develop low-cost, high-quality products for global OEM customers.  As part of the venture, David Glaess, Senior Vice President of Worldwide Research and Development at InFocus, will become the Chief Executive Officer of SMT.

“South Mountain Technologies represents the integration of the best of the best in projection design and high volume consumer electronics manufacturing,” said David Glaess, future CEO of SMT.  “I look forward to leading SMT in its strategy to leverage the unique strengths of TCL and InFocus, and bring successful profitable growth to SMT, InFocus and TCL.”

Conference Call Information

The company will hold a conference call today at 11:00 a.m. Eastern time. The session will include brief remarks regarding the formation of the joint venture and an interim update on fourth quarter results followed by a question and answer period.  The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on the Web site for individuals unable to listen to the live telecast.  The conference call replay will also be available through December 17, 2004 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.).  A Pin # is not required.

This press release discusses InFocus’ expectations regarding the newly formed joint venture with TCL and an updated business outlook for the fourth quarter and includes forward-looking statements.  The forward looking statements related to the joint venture include expectations regarding the impact of the joint venture on future business and financial results of the company including anticipated capital investments and benefits expected to be derived from formation of the joint venture, and estimated timing for commencement of joint venture operations.  Forward looking statements related to the business outlook include statements related to anticipated revenues, royalties, gross margins, bill of material costs, expenses, earnings, market expansion, availability of components, subassemblies, projectors, and flat panel display products manufactured for the company, inventory, backlog, new product introductions and intellectual property development.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  A more complete listing of these risk factors can be found in the company’s periodic reports on Form 10Q and 10K.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) has been innovating and developing new ways for people to share big pictures and ideas in business, education and home entertainment for almost twenty years. Beginning with our worldwide leadership in digital projectors, today our expertise extends beyond projection into large format displays, ultra-thin microdisplay televisions, wireless connectivity, networking software and engine technology all designed to make the presentation of ideas, information, and entertainment an exhilarating experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

About TCL Corporation

Founded in 1981 and headquartered in Huizhou of Guangdong Province, southern China, TCL Corporation is a globally-recognized leading multimedia consumer electronics product manufacturer.  TCL Corporation’s core products include: televisions, mobile phones, personal computers, home appliances and information technology services.  TCL is dedicated to turning ideas into creative products and services that have produced double digit growth for the past 12 years, making it one of China’s fastest growing companies.  TCL is listed on the Shenzhen Stock Exchange as TCL Corporation (code:000100). For further information on TCL, please visit www.tcl.com.

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